UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2010

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6820 South Harl Avenue, Tempe, Arizona		85283
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2010, Insight Receivables, LLC ("Insight Receivables"), as Seller, and Insight Enterprises, Inc. (the "Company"), as Servicer, and the parties to the Receivables Purchase Agreement, dated as of December 31, 2002 (as amended, restated and otherwise modified, the "ABS Facility"), among Insight Receivables, the Company, the Purchasers and Managing Agents party thereto, and JPMorgan Chase Bank, N.A., as Agent for the Purchasers, entered into Amendment No. 12 to the ABS Facility (the "ABS Amendment").

The ABS Amendment amends certain provisions of the ABS Facility to improve availability in the Borrowing Base. Specifically, the ABS Amendment (i) excludes from the Borrowing Base receivables of a specified obligor that, as a result of being ineligible for borrowing, had a negative impact on availability under the facility, (ii) creates a basket to allow up to 10% of gross receivables with terms between 60 and 90 days to be eligible for borrowing, and (iii) increases to 35% from 25% the threshold above which the total amount of a particular obligor's receivables are treated as ineligible if the percentage of such obligor's receivables that are more than 60 days past due exceeds such threshold. In addition, the ABS Amendment extends the facility, which was to have expired on July 23, 2010, to April 1, 2013, and decreases the variable interest rate by approximately 80 basis points for funds provided under the ABS Facility, calculated as the specified Pooled Commercial Paper Rate, as defined in the ABS Facility, plus a fixed 1.45% margin (the "CP Margin"). However, beginning on June 15, 2012 (the "Reset Date"), the CP Margin may increase (but in no event exceed 1.50%) based on percentage changes in high yield spreads comparing average index rates for the calendar month prior to the Reset Date against average index rates for the corresponding calendar month in the previous year. Finally, the ABS Amendment provides that, under certain circumstances, the Company may be required to obtain a public rating of the ABS Facility from one or more credit rating agencies of at least "A" or its equivalent. Failure by the Company to obtain such rating would result in an Amortization Event under the ABS Facility.

The $150.0 million maximum borrowing capacity and the maximum leverage, minimum fixed charge and asset coverage ratio financial covenant requirements under the ABS Facility were not modified as part of the ABS Amendment.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

July 1, 2010	By:	Steven R. Andrews

Name: Steven R. Andrews
Title: Chief Administrative Officer, General Counsel and Secretary